UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2011
The Men’s Wearhouse, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	74-1790172 (IRS Employer Identification No.)

6380 Rogerdale Road Houston, Texas (Address of principal executive offices)	77072 (Zip Code)
281-776-7000
(Registrant’s telephone
number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 18, 2011, the Board of Directors of The Men’s Wearhouse, Inc. (the “Company”) voted to increase the size of the Board from eight to nine directors and elected Grace Nichols to fill the vacancy, effective as of January 30, 2011. Ms. Nichols has not been appointed to serve on any committees of the Company’s Board of Directors at this time. Ms. Nichols will receive the customary compensation paid to the Company’s non-employee directors.
Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria’s Secret Stores from 1992 until she retired in January 2007. From 1986 to 1992, she served as Executive Vice President of Victoria’s Secret Stores. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen’s and women’s apparel at The Broadway Southern California divisions of Carter, Hawley, Hale, Inc. Ms. Nichols currently sits on the board of directors of Pacific Sunwear and New York and Company, both publicly-traded companies. Ms. Nichols is a graduate of UCLA.

Item 8.01	Other Events.
On January 21, 2011, The Men’s Wearhouse, Inc. (the “Company”) issued a press release announcing that its Board of Directors declared a quarterly cash dividend of $0.12 per share on the Company’s common stock, payable on March 25, 2011 to shareholders of record at the close of business on March 15, 2011.
Additionally, the Board of Directors approved a share repurchase program of $150 million, which amends and increases the Company’s existing share repurchase authorization.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is included in this Form 8-K.

99.1	Press Release of the Company dated January 21, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEN’S WEARHOUSE, INC. (Registrant)
Date: January 21, 2011	By:	/s/ Neill P. Davis
Neill P. Davis
Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release of The Men’s Wearhouse, Inc. dated January 21, 2011.